Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Second Quarter Results Impacted By Record Severe Weather;

Progress on Key Strategies Continues as Underlying Profitability Improves

NORTHBROOK, Ill., August 1, 2011 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2011:

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,
($ in millions, except per share amounts and ratios)	2011	2010	% Change
Consolidated revenues	$ 8,081	$ 7,656	5.6
Net (loss) income	(620)	145	NM
Net (loss) income per diluted share	(1.19)	0.27	NM
Operating (loss) income*	(642)	441	NM
Operating (loss) income per diluted share*	(1.23)	0.81	NM
Book value per share	35.95	33.24	8.2
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	33.91	32.51	4.3
Catastrophe losses	2,339	636	267.8
Property-Liability combined ratio	123.3	96.8	26.5 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	87.5	88.1	(0.6) pts

NM = not meaningful

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

While underlying profitability improved across the company’s business lines this quarter, those gains were more than offset by $2.3 billion in record second quarter catastrophe losses.

“Our key profitability benchmark continued to improve,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation, noting that the company’s underlying Property-Liability combined ratio stood at 88.7 for the first six months of 2011, well within Allstate’s full-year guidance range of 88 to 91.  “We also advanced our strategy of broadening our profitable protection relationships by offering differentiated products tailored to the needs of specific customer segments.”  However, as anticipated, profit improvement actions in New York and Florida continued to impact growth in auto policies.  Allstate Protection’s policies in force declined slightly when compared to the prior year quarter, as a 0.6% reduction in Allstate brand standard auto and a 3.9% reduction in homeowners were only partially offset by increases in specialty lines and Canada.

“We made substantial progress improving returns at Allstate Financial,” said Wilson.  Allstate Financial second quarter operating income grew 12.8% versus the same period a year ago. Proactive management of the consolidated investment portfolio was also reflected in total portfolio returns, which benefitted from increased investment yields, realized capital gains, and a $2.1 billion increase in pre-tax net unrealized capital gains from June 30, 2010.

“We will continue to make progress on our commitment to shareholders to improve overall returns.  I’m confident the actions we took during the quarter, including our pending acquisition of Esurance and Answer Financial, position us well for our longer-term focus of delivering unique value propositions to each customer segment and improving shareholder value,” Wilson said.

Property-Liability Impacted by Record Second Quarter Catastrophe Losses, Underlying Profitability Improved

Allstate’s combined ratio for the second quarter of 2011 was 123.3, reflecting the previously reported catastrophe losses of $2.3 billion, or 36.2 points.  During the period, Allstate experienced 33 catastrophe loss events including five tornadoes, three wildfires and 25 wind/hailstorms.  Excluding catastrophe losses and prior year reserve reestimates, the Property-Liability underlying combined ratio was 87.5 during the second quarter of 2011 compared to 88.1 in the second quarter of 2010, reflecting lower claims frequency.

Allstate brand standard auto policies continued to decline during the second quarter of 2011, consistent with the company’s expectation, as growth was balanced with a focus on maintaining auto profitability.  Premiums written* declined 0.9% for the second quarter of 2011 compared to the prior year second quarter, reflecting declining policies in force and lower average premiums.  Policies in force declined by 0.6% compared to the second quarter of 2010, as the level of new policies issued was not sufficient to make up for policies not renewed.  New issued applications declined 5.2% in the quarter when compared to the prior year quarter, while retention improved to 89.2 from 89.0 in the second quarter of last year.  Average gross premium decreased 0.5% in the second quarter of 2011 when compared to the second quarter of 2010, in part due to customers electing lower coverage options.  Allstate brand standard auto combined ratio was 98.2, 3.7 points higher than the second quarter of 2010 due to a 4.7 point increase in the impact of catastrophe losses.  Allstate brand standard auto underlying combined ratio was 93.6 in the second quarter of 2011, compared to 94.1 in the second quarter of 2010.

Allstate brand homeowners premiums written increased 2.6% in the second quarter of 2011 compared to the same period a year ago, as a 6.0% increase in average gross premium was partly offset by a 3.9% decline in policies in force.  Rate increases averaging 6.0% were approved in 18 states during the second quarter, as Allstate continued to take actions to improve homeowners returns.  Catastrophe losses impacted the Allstate brand homeowners combined ratio by 123.2 points in the second quarter of 2011.  Excluding the impact of catastrophes and prior year reserve reestimates, the Allstate brand homeowners underlying combined ratio was 69.5 in the second quarter of 2011, compared to 69.8 in the second quarter of 2010.

Allstate Financial Improves Financial Performance

Allstate Financial made progress on its commitment to improve returns.  By executing a strategy of reducing concentration in and improving the profitability of investment spread products, expanding Allstate Benefits and focusing on Allstate’s core markets, operating income increased in the second quarter when compared to the second quarter of 2010.  Premiums and contract charges were in line with 2010 second quarter levels as growth in underwritten products offset a decline in annuities.

Allstate Financial operating income was $141 million in the second quarter of 2011 compared to $125 million in the prior year second quarter, due to increases in both benefit and investment spread.  The benefit spread increased to $161 million in the second quarter from $99 million in the 2010 second quarter due primarily to unfavorable reserve reestimates of $42 million recorded in 2010, as well as higher profitability and growth in Allstate Benefits’ accident and health insurance business.  The investment spread increased 6.0% to $142 million in the second quarter when compared to the prior year quarter, as actions to improve investment portfolio yields and lower crediting rates on annuities and interest sensitive-life insurance more than offset the effect of a continued decline in spread-based business in force. As a result, operating income return on attributed equity* totaled 7.5% for the twelve months ended June 30, 2011.

Net income improved to $166 million in the second quarter of 2011 compared to a net loss of $107 million in the second quarter of 2010.  The improvement was due to net realized capital gains in the second quarter versus net realized capital losses in the second quarter of last year, and increased operating income.

Increasing Portfolio Yields Drive Strong Investment Results

Allstate maintained portfolio yields through proactive management of risk and return. The total portfolio yield was 4.5% during the second quarter of 2011, higher than both the prior quarter and prior year quarter.

Net investment income was $1.02 billion for the second quarter of 2011, a 2.8% decline from the second quarter of 2010, but a 3.9% increase compared to the first quarter of 2011.  Lower portfolio balances drove the changes from the prior year quarter.  Overall portfolio yields increased in the second quarter of 2011 when compared to both the second quarter of 2010 and first quarter of 2011, related to yield enhancement actions on fixed income securities, seasonal foreign equity dividends, and limited partnership distributions.

Net realized capital gains for the second quarter of 2011 were $57 million, pre-tax, compared to a net realized capital loss of $451 million, pre-tax, in the second quarter of 2010, primarily due to reduced derivative losses, lower impairment write-downs, and increased valuation gains on limited partnerships.

Allstate’s consolidated investment portfolio totaled $99.3 billion at June 30, 2011 compared to $100.5 billion at December 31, 2010, as expected reductions in the Allstate Financial portfolio more than offset strong investment returns.  The net unrealized capital gains totaled $2.5 billion, pre-tax, at June 30, 2011 compared to $1.4 billion at December 31, 2010.

Strong Capital Position, Repurchases Totaled $232 Million

“Our capital position continues to be strong after significant catastrophe losses and our share repurchase program,” said Don Civgin, executive vice president and chief financial officer.

Statutory surplus at June 30, 2011 was an estimated $15.0 billion for Allstate Insurance Company, including $3.5 billion at Allstate Life Insurance Company.  This compares to Allstate Insurance Company statutory surplus of $15.9 billion at March 31, 2011 and $15.4 billion at December 31, 2010.  During the second quarter of 2011, Allstate Insurance Company made a $238 million dividend to the holding company.  Deployable assets at the holding company level totaled $3.5 billion at June 30, 2011 compared to $3.7 billion at March 31, 2011 and $3.8 billion at December 31, 2010.

“The impact of this quarter’s catastrophe losses on book value per share was mostly offset by an improved unrealized position,” Civgin said.  Book value per share totaled $35.95 at June 30, 2011, compared to $36.51 at March 31, 2011 and $33.24 at June 30, 2010.  During the second quarter of 2011, Allstate repurchased shares totaling $232 million.  At June 30, 2011, $308 million remained on the $1 billion share repurchase program.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Monday, August 1.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan.  Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,457	$6,513	$12,905	$13,016
Life and annuity premiums and contract charges	547	545	1,116	1,089
Net investment income	1,020	1,049	2,002	2,099
Realized capital gains and losses:
Total other-than-temporary impairment losses	(82)	(288)	(238)	(538)
Portion of loss recognized in other comprehensive income	(4)	(18)	(31)	(23)
Net other-than-temporary impairment losses recognized in earnings	(86)	(306)	(269)	(561)
Sales and other realized capital gains and losses	143	(145)	422	(238)
Total realized capital gains and losses	57	(451)	153	(799)

	8,081	7,656	16,176	15,405

Costs and expenses
Property-liability insurance claims and claims expense	6,355	4,714	10,831	9,506
Life and annuity contract benefits	422	485	876	927
Interest credited to contractholder funds	417	450	835	913
Amortization of deferred policy acquisition costs	1,018	949	2,069	1,963
Operating costs and expenses	802	789	1,640	1,618
Restructuring and related charges	11	13	20	24
Interest expense	91	92	183	184
	9,116	7,492	16,454	15,135
Gain (loss) on disposition of operations	6	2	(17)	3

(Loss) income from operations before income tax (benefit) expense	(1,029)	166	(295)	273

Income tax (benefit) expense	(409)	21	(194)	8

Net (loss) income	$(620)	$145	$(101)	$265

Earnings per share:

Net (loss) income per share - Basic	$(1.19)	$0.27	$(0.19)	$0.49

Weighted average shares - Basic	523.1	540.7	528.2	540.4

Net (loss) income per share - Diluted	$(1.19)	$0.27	$(0.19)	$0.49

Weighted average shares - Diluted	523.1	543.0	528.2	542.4

Cash dividends declared per share	$0.21	$0.20	$0.42	$0.40

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Property-Liability

Premiums written	$6,611	$6,640	$12,826	$12,898

Premiums earned	$6,457	$6,513	$12,905	$13,016
Claims and claims expense	(6,355)	(4,714)	(10,831)	(9,506)
Amortization of deferred policy acquisition costs	(908)	(914)	(1,812)	(1,839)
Operating costs and expenses	(685)	(664)	(1,415)	(1,368)
Restructuring and related charges	(11)	(14)	(22)	(25)
Underwriting (loss) income	(1,502)	207	(1,175)	278

Net investment income	310	310	594	614
Periodic settlements and accruals on non-hedge derivative instruments	(3)	(1)	(7)	(2)
Income tax benefit (expense) on operations	462	(148)	282	(236)

Operating (loss) income	(733)	368	(306)	654

Realized capital gains and losses, after-tax	(6)	(69)	32	(192)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	1	--	4	1

Net (loss) income	$(738)	$299	$(270)	$463
Catastrophe losses	$2,339	$636	$2,672	$1,284

Operating ratios:
Claims and claims expense ratio	98.4	72.4	83.9	73.1
Expense ratio	24.9	24.4	25.2	24.8
Combined ratio	123.3	96.8	109.1	97.9
Effect of catastrophe losses on combined ratio	36.2	9.8	20.7	9.9
Effect of prior year reserve reestimates on combined ratio	(0.7)	(2.3)	(0.7)	(1.3)

Effect of catastrophe losses included in prior year reserve reestimates on
combined ratio	(0.3)	(1.2)	(0.4)	(0.7)
Effect of Discontinued Lines and Coverages on combined ratio	0.1	--	0.1	0.1

Allstate Financial
Investments	$59,659	$61,804	$59,659	$61,804

Premiums and contract charges	$547	$545	$1,116	$1,089
Net investment income	694	723	1,378	1,454
Periodic settlements and accruals on non-hedge derivative instruments	19	11	36	28
Contract benefits	(422)	(485)	(876)	(927)
Interest credited to contractholder funds	(412)	(450)	(837)	(913)
Amortization of deferred policy acquisition costs	(103)	(41)	(216)	(99)
Operating costs and expenses	(110)	(116)	(219)	(236)
Restructuring and related charges	--	1	2	1
Income tax expense on operations	(72)	(63)	(127)	(133)

Operating income	141	125	257	264

Realized capital gains and losses, after-tax	40	(230)	65	(335)
Valuation changes on embedded derivatives that are not hedged, after-tax	(3)	--	5	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not
hedged, after-tax	(5)	4	(31)	2
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(11)	(7)	(23)	(18)
Gain (loss) on disposition of operations, after-tax	4	1	(11)	2

Net income (loss)	$166	$(107)	$263	$(103)

Corporate and Other
Net investment income	$16	$16	$30	$31
Operating costs and expenses	(98)	(101)	(189)	(198)
Income tax benefit on operations	32	33	63	65

Operating loss	(50)	(52)	(96)	(102)

Realized capital gains and losses, after-tax	2	5	2	7
Net loss	$(48)	$(47)	$(94)	$(95)
Consolidated net (loss) income	$(620)	$145	$(101)	$265

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2011	2010
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $76,502 and $78,786)	$78,414	$79,612
Equity securities, at fair value (cost $4,329 and $4,228)	4,954	4,811
Mortgage loans	6,827	6,679
Limited partnership interests	4,400	3,816
Short-term, at fair value (amortized cost $2,536 and $3,279)	2,536	3,279
Other	2,158	2,286
Total investments	99,289	100,483
Cash	693	562
Premium installment receivables, net	4,869	4,839
Deferred policy acquisition costs	4,572	4,769
Reinsurance recoverables, net	6,446	6,552
Accrued investment income	875	809
Deferred income taxes	525	784
Property and equipment, net	914	921
Goodwill	874	874
Other assets	1,791	1,605
Separate Accounts	8,175	8,676
Total assets	$129,023	$130,874

Liabilities
Reserve for property-liability insurance claims and claims expense	$20,456	$19,468
Reserve for life-contingent contract benefits	13,787	13,482
Contractholder funds	45,078	48,195
Unearned premiums	9,727	9,800
Claim payments outstanding	948	737
Other liabilities and accrued expenses	6,152	5,564
Long-term debt	5,907	5,908
Separate Accounts	8,175	8,676
Total liabilities	110,230	111,830

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 517 million and 533 million shares outstanding	9	9
Additional capital paid-in	3,165	3,176
Retained income	31,647	31,969
Deferred ESOP expense	(43)	(44)
Treasury stock, at cost (383 million and 367 million shares)	(16,387)	(15,910)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(156)	(190)
Other unrealized net capital gains and losses	1,783	1,089
Unrealized adjustment to DAC, DSI and insurance reserves	(181)	36
Total unrealized net capital gains and losses	1,446	935
Unrealized foreign currency translation adjustments	83	69
Unrecognized pension and other postretirement benefit cost	(1,156)	(1,188)
Total accumulated other comprehensive income (loss)	373	(184)
Total shareholders’ equity	18,764	19,016
Noncontrolling interest	29	28
Total equity	18,793	19,044
Total liabilities and equity	$129,023	$130,874

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended June 30,
	2011	2010
Cash flows from operating activities	(unaudited)
Net (loss) income	$(101)	$265
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	89	26
Realized capital gains and losses	(153)	799
Loss (gain) on disposition of operations	17	(3)
Interest credited to contractholder funds	835	913
Changes in:
Policy benefits and other insurance reserves	665	306
Unearned premiums	(87)	(135)
Deferred policy acquisition costs	57	(70)
Premium installment receivables, net	(22)	9
Reinsurance recoverables, net	(40)	(206)
Income taxes	(226)	74
Other operating assets and liabilities	226	116
Net cash provided by operating activities	1,260	2,094
Cash flows from investing activities
Proceeds from sales
Fixed income securities	14,140	9,114
Equity securities	854	3,046
Limited partnership interests	335	278
Mortgage loans	65	44
Other investments	109	62
Investment collections
Fixed income securities	2,385	2,391
Mortgage loans	308	638
Other investments	92	44
Investment purchases
Fixed income securities	(13,934)	(11,900)
Equity securities	(781)	(1,501)
Limited partnership interests	(765)	(616)
Mortgage loans	(536)	(10)
Other investments	(146)	(79)
Change in short-term investments, net	1,166	439
Change in other investments, net	(170)	(128)
Purchases of property and equipment, net	(106)	(69)
Disposition of operations	(1)	–
Net cash provided by investing activities	3,015	1,753
Cash flows from financing activities
Repayment of long-term debt	(1)	(1)
Contractholder fund deposits	1,120	1,567
Contractholder fund withdrawals	(4,508)	(5,112)
Dividends paid	(218)	(215)
Treasury stock purchases	(544)	(5)
Shares reissued under equity incentive plans, net	17	25
Excess tax benefits on share-based payment arrangements	(3)	(4)
Other	(7)	(3)
Net cash used in financing activities	(4,144)	(3,748)
Net increase in cash	131	99
Cash at beginning of period	562	612
Cash at end of period	$693	$711

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•      valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating (loss) income and net (loss) income.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2011	2010	2011	2010	2011	2010	2011	2010
Operating (loss) income	$(733)	$368	$141	$125	$(642)	$441	$(1.23)	$0.81

Realized capital gains and losses	(8)	(106)	62	(353)	57	(451)

Income tax benefit (expense)	2	37	(22)	123	(21)	157

Realized capital gains and losses, after-tax	(6)	(69)	40	(230)	36	(294)	0.07	(0.53)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	--	(3)	--	(0.01)	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(5)	4	(5)	4	(0.01)	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	--	(11)	(7)	(10)	(7)	(0.02)	(0.01)
Gain on disposition of operations, after-tax	--	--	4	1	4	1	0.01	--

Net (loss) income	$(738)	$299	$166	$(107)	$(620)	$145	$(1.19)	$0.27

($ in millions, except per share data)	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2011	2010	2011	2010	2011	2010	2011	2010
Operating (loss) income	$(306)	$654	$257	$264	$(145)	$816	$(0.27)	$1.50

Realized capital gains and losses	49	(296)	101	(515)	153	(799)

Income tax (expense) benefit	(17)	104	(36)	180	(54)	279

Realized capital gains and losses, after-tax	32	(192)	65	(335)	99	(520)	0.19	(0.95)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	5	--	5	--	0.01	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(31)	2	(31)	2	(0.06)	--
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)	1	(18)	--	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	1	(23)	(18)	(19)	(17)	(0.04)	(0.03)
(Loss) gain on disposition of operations, after-tax	--	--	(11)	2	(11)	2	(0.02)	--

Net (loss) income	$(270)	$463	$263	$(103)	$(101)	$265	$(0.19)	$0.49

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Property-Liability combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	87.5	88.1	88.7	88.6
Effect of catastrophe losses	36.2	9.8	20.7	9.9
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(1.1)	(0.3)	(0.6)
Combined ratio	123.3	96.8	109.1	97.9

Effect of prior year catastrophe reserve reestimates	(0.3)	(1.2)	(0.4)	(0.7)

In this news release, we provide our outlook range on the Property-Liability 2011 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	93.6	94.1	94.2	93.8
Effect of catastrophe losses	6.7	2.0	3.6	1.3
Effect of prior year non-catastrophe reserve reestimates	(2.1)	(1.6)	(1.2)	(0.6)
Combined ratio	98.2	94.5	96.6	94.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)	(0.1)	(0.4)

A reconciliation of the Allstate brand homeowners combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	69.5	69.8	71.7	72.2
Effect of catastrophe losses	123.2	34.7	70.6	35.9
Effect of prior year non-catastrophe reserve reestimates	0.7	(0.1)	0.3	(0.3)
Combined ratio	193.4	104.4	142.6	107.8

Effect of prior year catastrophe reserve reestimates	(0.4)	(4.1)	(1.5)	(2.0)

Operating income (loss) return on shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income (loss) by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on shareholders’ equity is the most directly comparable GAAP measure.  We use operating income (loss) as the numerator for the same reasons we use operating income (loss), as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income (loss) and return on shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income (loss) return on shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income (loss) return on shareholders’ equity from return on shareholders’ equity is the transparency and understanding of their significance to return on shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income (loss) return on shareholders’ equity and return on shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) return on shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income (loss) return on shareholders’ equity should not be considered as a substitute for return on shareholders’ equity and does not reflect the overall profitability of our business.

The following table reconciles return on shareholders’ equity and operating income return on shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2011	2010
Return on shareholders’ equity
Numerator:
Net income	$562	$1,004
Denominator:
Beginning shareholders’ equity	$18,039	$15,068
Ending shareholders’ equity	18,764	18,039
Average shareholders’ equity	$18,402	$16,554
Return on shareholders’ equity	3.1%	6.1%

	For the twelve months ended June 30,
	2011	2010
Operating income return on shareholders’ equity

Numerator:
Operating income	$578	$1,946

Denominator:
Beginning shareholders’ equity	$18,039	$15,068
Unrealized net capital gains and losses	328	(2,112)
Adjusted beginning shareholders’ equity	17,711	17,180

Ending shareholders’ equity	18,764	18,039
Unrealized net capital gains and losses	1,446	328
Adjusted ending shareholders’ equity	17,318	17,711

Average adjusted shareholders’ equity	$17,515	$17,446
Operating income return on shareholders’ equity	3.3%	11.2%

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2011	2010
Allstate Financial segment return on attributed equity(1)

Numerator:
Net income (loss)	$424	$(278)
Denominator:
Beginning attributed equity	$6,280	$4,809
Ending attributed equity (2)	7,214	6,280
Average attributed equity	$6,747	$5,545
Return on attributed equity	6.3%	(5.0)%

	For the twelve months ended June 30,
	2011	2010
Allstate Financial segment operating income return on attributed equity

Numerator:
Operating income	$469	$454

Denominator:
Beginning attributed equity	$6,280	$4,809
Unrealized net capital gains and losses	199	(1,155)
Adjusted beginning attributed equity	6,081	5,964

Ending attributed equity	7,214	6,280
Unrealized net capital gains and losses	764	199
Adjusted ending attributed equity	6,450	6,081
Average adjusted attributed equity	$6,266	$6,023

Operating income return on attributed equity	7.5%	7.5%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending shareholders’ equity	For the twelve months ended June 30,
	2011	2010
Beginning Allstate Financial segment attributed equity	$6,280	$4,809
Beginning all other equity	11,759	10,259
Beginning Allstate Corporation shareholders’ equity	$18,039	$15,068

Ending Allstate Financial segment attributed equity	$7,214	$6,280
Ending all other equity	11,550	11,759
Ending Allstate Corporation shareholders’ equity	$18,764	$18,039

(1)

Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company, the applicable equity for American Heritage Life Investment Corporation, and the equity for Allstate Bank, excluding the most recently available capital in excess of management requirements.

(2)	As of June 30, 2011, the amount excluded from the attributed equity balance for capital in excess of management requirements is zero.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2011	2010
Book value per share
Numerator:
Shareholders’ equity	$18,764	$18,039
Denominator:
Shares outstanding and dilutive potential shares outstanding	522.0	542.7
Book value per share	$35.95	$33.24

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$18,764	$18,039
Unrealized net capital gains and losses on fixed income securities	1,062	398
Adjusted shareholders’ equity	$17,702	$17,641
Denominator:
Shares outstanding and dilutive potential shares outstanding	522.0	542.7
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$33.91	$32.51

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Property-Liability premiums written	$6,611	$6,640	$12,826	$12,898
(Increase) decrease in unearned premiums	(165)	(110)	69	135
Other	11	(17)	10	(17)
Property-Liability premiums earned	$6,457	$6,513	$12,905	$13,016

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2011.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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